Exhibit 99.1

Allbritton Communications Company Announces Tender Offer For Any And All Of Its Outstanding

8% Senior Notes Due May 15, 2018

ARLINGTON, Va., June 13, 2014 /PRNewswire/ — Allbritton Communications Company (“ACC”) announced today that it has commenced a tender offer (the “Tender Offer”) for any and all of its outstanding 8% Senior Notes due May 15, 2018 (the “Notes”).

The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated June 13, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal”). Upon the terms and subject to the conditions described in the Offer to Purchase and Letter of Transmittal, ACC is offering to purchase for cash any and all of the Notes.

As set forth in the table below, subject to the terms and conditions of the Tender Offer, holders of the Notes (each, a “Holder”) must validly tender and not properly withdraw their Notes at or before 5:00 p.m., New York City time, on June 26, 2014, unless such date and time are extended or the Tender Offer is earlier terminated by ACC in its sole discretion (such time and date, as may be extended or earlier terminated, the “Early Tender Date”) to receive an early tender premium of $10.00 for each $1,000 in principal amount of the Notes (the “Early Tender Premium”) plus $1,036.67 for each $1,000 in principal amount of Notes (the “Tender Offer Consideration”) for a total consideration of $1,046.67 for each $1,000 in principal amount of Notes (the “Total Consideration”). Holders validly tendering their Notes after the Early Tender Date and at or before the Expiration Date (as defined below) will be eligible to receive only the Tender Offer Consideration.

Except as required by applicable law, Notes validly tendered on or prior to the Early Tender Date may be validly withdrawn at any time on or before the Early Tender Date, unless extended. Except as required by applicable law, Notes validly tendered after the Early Tender Date may be validly withdrawn at any time on or prior to 12:00 midnight, New York City time, on July 11, 2014, unless such date and time are extended or the Tender Offer is earlier terminated by ACC in its sole discretion. The Tender Offer will expire at 12:00 midnight, New York City time, on July 11, 2014, unless such date and time are extended or the Tender Offer is earlier terminated by ACC in its sole discretion (such time and date, as may be extended or earlier terminated, the “Expiration Date”).

Title of Security	CUSIP/ISIN Number	Aggregate Principal Amount Outstanding	Early Tender Premium(1)	Tender Offer Consideration(2)	Total Consideration
8% Senior Notes due May 15, 2018	016745AL5 and 016745AK7	$455,000,000	$10.00	$1,036.67	$1,046.67

(1)	Per $1,000 principal amount of Notes tendered at or before the Early Tender Date.
(2)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest on the Notes, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

ACC anticipates that it will accept for purchase and pay for all Notes, whether tendered prior to or after the Early Tender Date and at or before the Expiration Date, promptly following the Expiration Date. In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders of Notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the settlement date.

The principal purpose of the Tender Offer is to acquire any and all of the outstanding Notes. The Tender Offer is being conducted in conjunction with the previously announced transaction (the “Acquisition”) whereby Sinclair Broadcast Group (“Sinclair”) will acquire the stock of ACC’s parent company, Perpetual Corporation. ACC expects that Sinclair will fund the payments required under the Tender Offer as part of the Acquisition. The purchase of the Notes pursuant to the Tender Offer is subject to the satisfaction of a number of conditions, including the consummation of the Acquisition, as set forth in the Offer to Purchase.

ACC has engaged Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) as the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact Deutsche Bank Securities at (855) 287-1922 (Toll-Free) or (212) 250-7527 (Collect).

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc. (“D.F. King”), the Information Agent and Tender Agent for the Tender Offer, by contacting D.F. King at (800) 967-4604 (Toll-Free) or (212) 269-5550 (Collect).

This press release is not an offer to sell any securities and it is not soliciting an offer to buy any securities. ACC has neither obtained any commitments to purchase, nor entered into any agreements, to sell any securities. ACC cannot assure you that the satisfaction of the conditions to the purchase of the Notes set forth in the Offer to Purchase, including the consummation of the Acquisition, will be satisfied.

About ACC

ACC is an Arlington, Virginia-based communications company that owns and operates through subsidiaries and affiliates, seven ABC Network stations serving approximately 5% of total U.S. viewers. Also included is the 24-hour, local news service in Washington-Virginia-Maryland, NewsChannel 8. Owned by the Allbritton family since 1976, ACC has been in the forefront of industry change including cable news, digital conversion and multiplatform programming.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements.” These forward-looking statements represent ACC’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of ACC’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, ACC does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Stephen P. Gibson, 703-647-8700